ATHENAHEALTH, INC.

DIRECTOR COMPENSATION PLAN
(Effective January 1, 2017)
The Director Compensation Plan (the “Plan”) of athenahealth, Inc. (the “Company”) applies to non-employee directors (each, a “Director”), who shall receive the compensation set forth in this Plan for their service on the Company’s Board of Directors (the “Board”).

Cash Compensation*
Annual Cash Retainers	Amount
Director	$60,000
Lead Director	$20,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$12,500
Special Per Meeting Fees
Special Committee of the Board	$2,000/mtg
Irregular or unscheduled Board or Committee Meeting**	$2,000/mtg

*All cash compensation is payable quarterly, in arrears, and shall be pro-rated for any partial period.
**To be paid at the discretion of the Nominating and Corporate Governance Committee Chair.

Equity Compensation — Annual Equity Award^
Award Value
Director	$225,000

^The Annual Equity Awards (“Equity Awards”) are subject to the following terms:

(1)	The date of grant for the Equity Award shall be the first business day in the month of March (the “Grant Date”);

(2)	The grant amount of the Equity Award will be the number of whole common stock equivalents closest in value to the quotient of $225,000 divided by the Grant Date closing price;

(3)	The Equity Award will vest in full on the first anniversary of the Grant Date, subject to continued service on the Board;

(4)
Equity Awards granted to new Directors will be pro-rated for partial year service and granted on the first business day of the month immediately following the later of (a) the Director’s initial date of service, or (b) the date on which such Equity Award is approved; and

(5)	Equity Awards granted under this Plan are made pursuant to the Company’s 2007 Stock Option and Incentive Plan and subject to the terms and conditions thereof.
In addition to the cash and equity compensation described above, the Company reimburses each Director for reasonable travel and other expenses in connection with their attendance at meetings of the Board or committees thereof.
This Plan is prospective from its effective date and will not affect compensation paid or granted before that date. This Plan may be amended from time to time by vote of the Board of Directors. This Plan does not affect the obligations of the Company to indemnify directors as set forth in relevant sections of the Company’s charter documents or indemnification agreements. Questions or issues concerning Plan application and administration will be addressed by the Nominating and Corporate Governance Committee of the Board of Directors.